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                                                                    Exhibit 4.14

                            AMENDMENT OF LOAN AGREEMENT

     This Amendment of the Loan Agreement ("Amendment") is made as of February 9, 1998, by and between Photran Corporation, a Minnesota corporation (the "Company"), and Steven King, a Minnesota resident (the "Investor").

                                       RECITALS

     A. The Company and Investor have entered into that certain Loan Agreement dated September 10, 1997 (the "Loan Agreement").

     B. The Company and the Investor have agreed to amend the Loan Agreement as provided in this Amendment.

     NOW, THEREFORE, in consideration of their mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor agree to amend the Loan Agreement as follows:

1.   LOAN/PROMISSORY NOTE.  Section 1 shall be amended to read as follows:

          The Investor agrees to make a loan to the Company of One Million One Hundred Thousand Dollars ($1,100,000.00) in return for the delivery to him of promissory note in the form attached hereto as Exhibit A (the "Note"), accompanied by a Security Agreement in the form of Exhibit B (the "Security Agreement") with all amendments thereto, securing repayment of the Note. The delivery of the Note shall be made concurrently with the execution of this Agreement by the Investor.
          The unpaid principal balance of the Note shall bear interest from the date of each principal amount advanced by the Investor at the rate equal to three and one-half percent (3.50%) in excess of the "Reference Rate" announced from time to time by First Bank National Association, as charged on a daily basis.

2.   WARRANTS EXPIRATION DATE.  Section 2 is amended to read as follows:

          WARRANTS. In consideration of the $1,100,000.00 loan made hereunder, the Company shall issue to the Investor, with delivery of the $1,100,000.00 Note, a warrant, in the form attached hereto as Exhibit C (the "100,000 A Warrant"), to purchase 100,000 shares of Common Stock, at an initial exercise price equal to $4.00 per share, a warrant, in the form attached hereto as Exhibit D (the "10,000 Warrant"), to purchase 10,000 shares of Common Stock, at an initial exercise price equal to $4.00 per share. In consideration of relinquishment by Investor of

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          certain rights in the collateral of the Company, the Company shall issue to the Investor, a warrant, in the form of attached Exhibit E (the "100,000 B Warrant"), to purchase 100,000 shares of Common Stock, at an initial exercise price equal to $4.25 per share. The shares of Common Stock issuable upon exercise of these warrants are referred to hereinafter as the "Warrant Stock." As additional consideration for the warrants, Investor shall pay to the Company an amount equal to $.03 per share of Warrant Stock contemporaneously with the execution of this Agreement.

3. NOTE. All references in the Agreement to "Note" shall be deemed to refer to the "Note" as defined herein.

4. CONTINUING EFFECT. Except as amended hereby, the Loan Agreement shall be and remain in full force and effect.

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.


COMPANY:                      PHOTRAN CORPORATION


                              By     /s/ Paul T. Fink
                                ---------------------------------
                                  Its President
                                ---------------------------------

                              By
                                ---------------------------------
                                  Its
                                ---------------------------------



INVESTOR                           By /s/ Steven King
                                ---------------------------------
                                       Steven King




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